ZaZa Energy Corporation

1301 McKinney Street

Suite 2850

Houston, TX  77010

NEWS   RELEASE

NEWS   RELEASE

ZAZA ENERGY CORPORATION ANNOUNCES DEFINITIVE PURCHASE AND SALE AGREEMENT AND FOLLOW-ON PURCHASE AND SALE AGREEMENT OF ITS MOULTON ASSETS

Company to sell its Moulton assets in two separate transactions for a combined purchase price of $52.5 million

HOUSTON, TX (March 25, 2013) - ZaZa Energy, LLC, a wholly-owned subsidiary of ZaZa Energy Corporation (“ZaZa” or the “Company”) (NASDAQ:ZAZA),  today announced that it has entered into a purchase and sale agreement to sell ~10,000 net acres of the Company’s properties located in Fayette, Gonzalez and Lavaca Counties, Texas, which the Company refers to as its Moulton properties (“Moulton”).  This transaction includes all of the Company’s interest in seven producing wells located in Moulton.  The total cash purchase price for the ~10,000 net acres and associated production is ~$43.3 million.  The closing of the sale is expected to occur during the second quarter of 2013 and net proceeds from the sale, after customary closing purchase price adjustments and expenses, are expected to be ~$42 million.  The closing is subject to normal closing conditions and the amendment of ZaZa’s securities purchase agreement for its senior secured notes.

The Company also announced today that it has executed a purchase and sale agreement to sell the remaining acreage in its Moulton properties for ~$9.2 million.  This transaction is also expected to close during the second quarter of 2013 and is subject to normal closing conditions.

Commenting on today’s announcement, Todd A. Brooks, President and Chief Executive Officer of ZaZa stated, “As part of the Hess division of assets in 2012, we received cash and a significant amount of acreage in the Eagle Ford play. We are in the process of monetizing select assets in order to improve our balance sheet and high grade our resource base with a focus on the Eaglebine.  We believe these independent transactions are a testament to the strength of our technical and land teams, as we originally evaluated and leased this acreage in a short period of time for the benefit of our Eagle Ford joint venture.”

ZaZa intends to use the net proceeds from both transactions to fund a portion of capital expenditures for exploration on its other properties and further reduce the principal amount of its senior secured notes.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eaglebine resource plays in Texas. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "forecasts" and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, ZaZa’s ability to enter into joint ventures, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and

713-595-1900 (Office)       ●713-595-1919 (Fax)●www.zazaenergy.com

Page | 2

developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See "Risk Factors" in our most recent filings with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

# # #

JMR Worldwide

Jay Morakis, Partner

+1 212-786-6037

jmorakis@jmrww.com